Exhibit 99.1

January 28, 2026

Permex Petroleum Corporation

Attention: Richard Little

2911 Turtle Creek Blvd. Suite 925

Dallas TX 75219 USA

Permex Petroleum Corporation

Attention: Brad Taillon

1700 Post Oak Boulevard, 2 Blvd Place, Suite 600

Houston, Texas 77056

RE: NOTICE OF EVENT OF DEFAULT & DEMAND

Dear Permex Petroleum Corporation and its representative Mr. Richard Little:

With respect to those certain 10% Senior Secured Convertible Debenture issued by Permex Petroleum Corporation (“Borrower” or “Permex”) on November 1, 2024 to (i) Jeffrey E. Eberwein in the original principal amount of $776,389; (ii) Kent Lindemuth in the original principal amount of $3,000,000; (iii) Mr. Jaigobind in the original principal amount of $150,000; (iv) Mr. Peckham in the original principal amount of $100,000; (v) Mr. Law in the original principal amount of $100,000; (vi) JP Exploration, LLC. in the original principal amount of $50,000; (vii) FREX GmbH in the original principal amount of $50,000; and (viii) Mr. Tallion in the original amount of $50,000 (the “Debentures”), all of which the Borrower is the maker, Borrower caused an event of default as of November 2, 2025, when no payments were made prior to this date. Mr. Eberwein, Mr. Lindemuth, Mr, Jaigobind, Mr. Peckham, Mr. Law, JP Exploration, LLC, FREX GmbH, and Mr. Tallion are all referred to herein as the Debenture Holders.

Eighty-seven (87) days have passed since the default occurrence, without any remittance of payment by Permex or alternative resolution between the Debenture Holders and Permex constituting an Event of Default under Section 6.1(a) and 6.1(b) of the Debentures.

Demand is made upon you for immediate payment of the entirety of the Principal as well as accrued interest thru the date of this letter, January 28, 2026. Please be apprised that interest will continue to run until the payments of all outstanding amounts have been received.

Please be advised, if (1) reasonable assurances of payment acceptable to the Debenture Holders is not received from the Borrower, (2) actual payment is not received by the Debenture Holders for the full amount outstanding, or (3) a strategy and remedy for addressing the Event of Default is not agreed upon by the Collateral Agent on behalf of the Debentures Holders and Permex, by 5:00pm on February 18, 2026; the Debenture Holders will begin to immediately pursue and enforce its rights and remedies to collect on the outstanding payments due under the Debentures, including repossession of the collateral, and other remedies provided at law, the Debentures, and related security agreements.

Accordingly, although demand is made for the full amount of the payment, we reserve the right to proceed on any of the remedies available to the Debenture Holders as set forth in the applicable Debentures, security agreements, and mortgage; as well as refrain from pursuit of any such remedies.

Sincerely,

/s/ Jeffrey E. Eberwein

Jeffrey E. Eberwein, on behalf of himself and as Collateral Agent for all Debenture Holders